EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (412) 559-8154
Investor Relations Contact: Larry De Maria – (917) 245-7463

Dave Howells to Lead International Business Segment for MSA Safety

PITTSBURGH, June 5, 2024 - MSA Safety, Inc. (NYSE: MSA), a global leader in the development of advanced safety products and solutions that protect people and facility infrastructures, today announced the promotion of David J. Howells to the position of President, MSA International. In this position, Mr. Howells will be responsible for all of MSA Safety’s business operations across Europe, the Middle East, Africa and Asia.
Mr. Howells joined MSA Safety in 1981 and was named Interim President of MSA International in February of this year. Prior to that, he served as Vice President, Sales and Customer Marketing for MSA International, playing a key role in helping to transform the company’s commercial business with a more progressive Go-to-Market strategy. Over his tenure with MSA Safety, Mr. Howells has held various leadership roles in global distribution channels and sales.
“As a member of our International Leadership Team, Dave played a key role in guiding our efforts to accelerate revenue growth and expand adjusted operating margins across the entire segment,” said Steve Blanco, MSA Safety President and Chief Executive Officer. “I’m excited to have Dave continue in this leadership role as we work to execute our long-term strategy and continue our mission of helping to keep workers safe around the world.”
In this role, Mr. Howells will remain located at MSA Safety’s International headquarters in Rapperswil-Jona, Switzerland.
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About MSA Safety
MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the Company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2023 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSASafety.com.
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